EXHIBIT 10.1

LOGITECH INC.

MANAGEMENT DEFERRED COMPENSATION PLAN

ADOPTED EFFECTIVE JANUARY 1, 1997

AMENDED AND RESTATED EFFECTIVE JULY 1, 2002

FURTHER AMENDED AND RESTATED EFFECTIVE JULY 1, 2003

AND OCTOBER 31, 20051

[1]	Note: The Plan is being administered in accordance with the terms of Section 409A of the Internal Revenue Code. The terms are not reflected in the Plan document.

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9.4 Amendment, Modification, Suspension or Termination	15
9.5 Governing Law	16
9.6 Receipt or Release	16
9.7 Payments on Behalf of Persons Under Incapacity	16
9.8 No Employment Rights	16
9.9 Headings, etc. Not Part of Agreement	16

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LOGITECH INC.

MANAGEMENT DEFERRED COMPENSATION PLAN

This Plan, effective as of January 1, 1997 (the “Effective Date”), is adopted by Logitech Inc. (the “Company”), acting on behalf of itself and its designated subsidiaries. The Plan was amended and restated effective as of July 1, 2002 and further amended and restated effective as of July 1, 2003 and October 31, 2005.2 Throughout, the term “Company” shall include wherever relevant any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company.

RECITALS

1. The Company wishes to establish a supplemental retirement plan for the benefit of a select group of management or highly compensated employees of the Company.

2. The Company wishes to provide that the plan to be established shall be designated as the Logitech Inc. Management Deferred Compensation Plan (the “Plan”).

3. The Company wishes to provide under the plan for the payment of vested accrued benefits to Plan participants and their beneficiary or beneficiaries (“Trust Beneficiaries”).

4. The Company wishes to provide under the Plan that the Company shall pay all of the accrued benefits from its general assets.

5. The Company intends to enter into an agreement (the “Trust Agreement”) with a person or persons, including an entity, who shall serve as trustee (the “Trustee”) under an irrevocable trust (the “Trust”) to be used in connection with the Plan.

6. The Company wishes to make contributions to the Trust so that such contributions to be held by the Trustee and invested, reinvested and distributed, all in accordance with the provisions of this Plan and the Trust Agreement.

7. The Company intends that amounts allocated to the Trust and the earnings thereon shall be used by the Trustee to satisfy the liabilities of the Company under the Plan with respect to each plan participant for whom an Account has been established and such utilization shall be in accordance with the procedures set forth herein.

8. The Company intends that the Trust be a “grantor trust” with the principal and income of the Trust treated as assets and income of the Company for federal and state income tax purposes.

[2]	Note: The Plan is being administered in accordance with the terms of Section 409A of the Internal Revenue Code. The terms are not reflected in the Plan document.

9. The Company intends that the assets of the Trust shall at all times be subject to the claims of the general creditors of the Company as provided in the Trust Agreement.

10. The Company intends that the existence of the Trust shall not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall not be construed to provide income to Plan participants under the Plan prior to actual payment of the vested accrued benefits thereunder.

NOW THEREFORE, the Company does hereby establish the Plan as follows and does also hereby agree that the Plan shall be structured, held and disposed of as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1 Title. This Plan shall be known as the Logitech, Inc. Management Deferred Compensation Plan.

1.2 Definitions. Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

“Account” means for each Participant the bookkeeping account maintained by the Committee that is credited with amounts equal to (1) the portion of the Participant’s Salary that he or she elects to defer, (2) the portion of the Participant’s Bonus that he or she elects to defer, (3) the portion of the Participant’s Commissions that he or she elects to defer, (4) Company contributions trade to the Plan for the Participant’s benefit, and (5) adjustments to reflect deemed earnings pursuant to Section 4.1(d).

“Beneficiary” or “Beneficiaries” means the beneficiary last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee during the Participant’s lifetime.

“Board of Directors” or “Board” means the Board of Directors of the Company.

“Bonus” means any cash-based incentive compensation payable to a Participant in addition to the Participant’s Salary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissions” means any cash-based commission compensation payable to a Participant.

“Committee” means the Committee appointed by the Board to administer the Plan in accordance with Article VIII.

“Company” means Logitech Inc., any successor corporation and any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity or investment interest, as determined by the Company.

“Compensation” means the Salary, Commissions and Bonus that the Participant is entitled to for services rendered to the Company.

“Deferral Base Amount” means the amount used for purposes of calculating a Participant’s death benefit pursuant to Section 7.1(c). A Participant’s Deferral Base Amount shall be the total Compensation deferred by a deceased Participant for the Plan Year immediately preceding the Participant’s death; provided, however, that if the Participant did not make any deferrals for such Plan Year, or if the Participant deferred Compensation for only a portion of the preceding Plan Year, then the Participant’s Deferral Base Amount shall be the sum of (i) the Compensation deferred by the Participant for the Plan Year of his or her death, plus (ii) an amount determined by the Committee in its sole discretion to approximate the deferrals the Participant would have made for such Plan Year absent death making reasonable assumptions as to the Participant’s Compensation for such period and applying the deferral percentages in effect at the time of the Participant’s death.

“Distributable Amount” means the amount credited to a Participant’s Account.

“Early Retirement Date” means the date on which an Employee attains age 55.

“Effective Date” means January 1, 1997.

“Eligible Employee” means a common law employee of the Company who is on the payroll of Logitech Inc. and is designated as an Eligible Employee by the Committee. For Plan Years prior to January 1, 2006, the Committee will designate an individual as an Eligible Employee only if his or her annual Salary equals or exceeds $115,000. For Plan Years beginning on or after January 1, 2006, the Committee will designate an individual as an Eligible Employee only if (i) he or she was a Participant at any time prior to January 1, 2006 and his or her annual Salary equals or exceeds $115,000, or (ii) his or her annual Salary equals or exceeds $140,000, or (iii) his or her combined Salary and target annual Commission equals or exceeds $140,000. The Committee will not designate an individual as an Eligible Employee on or after January 1, 2002, if he or she is considered an “expatriate” under the Company’s policies. Only employees who are highly compensated or members of a select group of management shall be eligible to participate in the Plan. An individual’s status as an Eligible Employee for a Plan Year shall be determined immediately prior to the first day of such Plan Year or, if applicable, immediately prior to the first day of his or her Initial Election Period.

“Fund” or “Funds” means one or more of the funds or contracts selected by the Committee pursuant to Section 3.3.

“Initial Election Period” for an Eligible Employee means the later of January 1, 1997 or the 30-day period following the Eligible Employee’s date of hire or promotion.

“Insurable Participant” means a Participant who satisfies underwriting standards for the issuance of life insurance determined by the insurance company selected by the Company to provide the pre-distribution death benefit described in Section 7.1(c).

“Interest Rate” means, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each valuation period.

“Normal Retirement Date” means the date on which an Employee attains age 65.

“Participant” means any Eligible Employee who elects to defer Compensation in accordance with Section 3.1.

“Payment Eligibility Date” means the first day of the month following the calendar quarter in which a Participant terminates employment or dies, or if not such date, as soon as administratively possible thereafter.

“Plan” means the Logitech Inc. Management Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

“Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31.

“Retirement Date” means a Participant’s Early or Normal Retirement Date, as applicable.

“Salary” means the Employee’s base salary for the Plan Year. Salary excludes any other form of compensation such as bonuses, restricted stock, proceeds from stock options or stock appreciation rights, severance payments, moving expenses, car or other special allowance, or any other amounts included in an Eligible Employee’s taxable income that is not compensation for services. Deferral elections shall be computed before taking into account any reduction in taxable income by salary reduction under Code Sections 125 or 401(k), or under this Plan.

ARTICLE II

PARTICIPATION

2.1 Participation. An Eligible Employee shall become a Participant in the Plan by electing to defer all or a portion of his or her Compensation in accordance with Section 3.1, by completing an application for the life insurance benefit described in Section 7.1(c), and complying with any applicable medical underwriting requirements of the insurance company.

ARTICLE III

DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation.

(a) Initial Election Period. Each Eligible Employee may elect to defer Compensation by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period.

(b) General Rule. Subject to the limitations set forth in paragraph (c) below, the amount of Compensation which an Eligible Employee may elect to defer in 2002 and subsequent years is as follows:

(1)	Any whole percentage of Salary up to 80%;

(2)	Any whole percentage of Bonus up to 90%; and/or

(3)	Any whole percentage of Commissions up to 90%;

provided, however, that no election shall be effective to reduce the Compensation paid to an Eligible Employee for a calendar year to an amount that is less than the amount necessary to pay applicable employment taxes (e.g., FICA, hospital insurance, SDI) payable with respect to amounts deferred hereunder, amounts necessary to satisfy any other benefit plan withholding obligations, any resulting income taxes payable with respect to Compensation that cannot be so deferred, and any amounts necessary to satisfy any wage garnishment or similar type obligations.

(c) Minimum Deferrals. For each Plan Year during which the Eligible Employee is a Participant, the minimum dollar amount that may be deferred under this Section 3.1 is $2,500.

(d) Effect of Initial Election. An election to defer Compensation during an Initial Election Period shall be effective with respect to Salary earned during the first pay period beginning after the Initial Election Period and to the Commissions and Bonus payable during the Plan Year in which the election is made.

(e) Duration of Compensation Deferral Election. Any Compensation deferral election made under paragraph (a) or paragraph (f) of this Section 3.1 shall remain in effect, notwithstanding any change in the Participant’s Compensation, until changed or terminated in accordance with the terms of this paragraph (e); provided, however, that such election shall terminate for any Plan Year for which the Participant is not an Eligible Employee. A Participant may increase, terminate and, subject to the minimum deferral request of Section 3.1(c), decrease his or her Compensation deferral election, effective for Salary earned (and in the case of Bonus and Commissions, paid with respect to services performed) during pay periods beginning after the beginning of the next succeeding Plan Year, by filing a new election, in accordance with the terms of this Section 3.1, with the Committee on or before the preceding December 15. In addition, and notwithstanding anything in the Plan to the contrary, a Participant may request a termination of his or her Compensation deferral election at any time in the event of an unforeseen financial hardship as determined by the Committee in its discretion. In the event the Committee permits a Participant to terminate his or her Compensation deferral election, no further Compensation shall be deferred for the Participant’s Account, provided that the Participant may resume Compensation deferral effective for Compensation earned during pay periods beginning after the beginning of the next succeeding Plan Year, by filing a new election, in accordance with the terms of Section 3.1, with the Committee on or before the preceding December 15.

(f) Elections Other Than Elections During the Initial Election Period. Any Eligible Employee who fails to elect to defer Compensation during his or her Initial Election Period may subsequently become a Participant, and any Eligible Employee who has terminated a prior deferral election may elect to again defer Compensation, by filing an election, on a form provided by the Committee, to defer Compensation as described in paragraph (b) above. An election to defer Compensation must be filed on or before December 15 and will be effective for Salary earned (and in the case of Bonus and Commissions, paid with respect to services performed) during pay periods beginning after the following January 1.

3.2 Company Contributions. The Company may, in its sole discretion, make discretionary contributions to the Accounts of one or more Participants at such times and in such amounts as the Board may determine.

3.3 Investment Elections. The Committee may, in its discretion, provide each Participant with a list of investment Funds available for hypothetical investment, and the Participant may designate, on a form provided by the Committee, one or more Funds that his or her Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to that Account. The Committee may, from time to tune, in its sole discretion select a commercially available fund or contract to constitute the Fund actually selected. The Interest Rate of each such commercially available fund or contract shall be used to determine the amount of earnings to be credited to Participants’ Accounts under Section 4.1(d).

In making the designation pursuant to this Section 3.3, the Participant may specify that all or any whole number percentage of his or her Account be deemed to be invested in one or more of the Funds offered by the Committee. Effective as of the end of any calendar month, a Participant may change the designation made under this Section 3.3 by filing an election, on a form provided by the Committee, prior to the end of such month. If a Participant fails to elect a Fund under this Section 3.3, he or she shall be deemed to have elected a money market or similar Fund.

The Company may, but need not, acquire investments corresponding to those designated by the Participants hereunder, and it is not under any obligation to maintain any investment it may make. Any such investments, if made, shall be in the name of the Company, and shall be its sole property in which no Participant shall have any interest.

ARTICLE IV

ACCOUNTS

4.1 Participant Accounts.

The Committee shall establish and maintain an Account for each Participant under the Plan. Each Participant’s Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to an investment fund or contract elected by the Participant pursuant to Section 3.3(a). A Participant’s Account shall be credited as follows:

(a) As of the last day of each month, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant’s election; that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.

(b) As of the last day of the month in which the Commissions or Bonus or partial Bonus would have been paid, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion of the Commissions or Bonus deferred by the Participant’s election; that is, the portion of the Participant’s deferred Commissions or Bonus that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.

(c) As of the last day of the Plan Year or such earlier time or times as the Committee may determine, the Committee shall credit the investment fund subaccounts of the Participant’s Account with an amount equal to the portion, if any, of any Company contribution made to or for the Participant’s benefit in accordance with Section 3.3; that is, the portion of the Participant’s Company contribution, if any, that the Participant has elected to be deemed to be invested in a certain type of investment fund shall be credited to the investment fund subaccount corresponding to that investment fund.

(d) As of the last day of each valuation period, each investment fund subaccount of a Participant’s Account shall be credited with earnings in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the last day of the preceding valuation period by the Interest Rate for the corresponding Fund selected by the Company. Valuations shall be effected monthly or daily, as determined by the Committee.

ARTICLE V

VESTING

5.1 Account.

(a) Compensation Deferrals. A Participant’s Account attributable to Compensation deferred by a Participant pursuant to the terms of this Plan, together with any amounts credited to the Participant’s Account under Section 4.1(d) with respect to such deferrals, shall be 100% vested at all times.

(b) Company Contributions. The value of a Participant’s Account attributable to any Company contributions pursuant to Section 3.2 shall vest at such time or times as the Board shall specify in connection with any such contributions. Unless otherwise specified by the Board, Participants shall be 100% vested in such amounts, together with any amounts credited to the Participant’s Account under Section 4.1(d) with respect to such amounts.

ARTICLE VI

GENERAL DUTIES

6.1 Trustee Duties. The Trustee shall manage, invest and reinvest the Trust Fund as provided in the Trust Agreement. The Trustee shall collect the income on the Trust Fund, and make distributions therefrom, all as provided in this Plan and in the Trust Agreement.

6.2 Company Contributions. While the Plan remains in effect, the Company shall make contributions to the Trust Fund at least once each quarter. The amount of any quarterly contribution shall be at the discretion of the Committee. At the close of each calendar year, the Company shall make an additional contribution to the Trust Fund to the extent that previous contributions to the Trust Fund for the current calendar year are not equal to the total of the Compensation deferrals made by each Participant plus Company contributions, if any, accrued as of the close of the current calendar year. The Trustee shall not be liable for any failure by the Company to provide contributions sufficient to pay all accrued benefits under the Plan in accordance with the terms of this Plan.

6.3 Department of Labor Determination. In the event that any Participants are found to be ineligible, that is, not members of a select group of highly compensated employees, according to a determination made by the Department of Labor, the Committee shall take whatever steps it deems necessary, in its sole discretion, to equitably protect the interests of the affected Participants.

6.4 Trust Agreement. The Trust Agreement shall conform to the terms of the model trust described in Revenue Procedure 92-64 issued by the Internal Revenue Service.

ARTICLE VII

DISTRIBUTIONS

7.1 Distribution of Deferred Compensation — Termination of Employment.

(a) Employment Termination after Retirement Date, etc. In the case of a Participant who terminates employment with the Company on or after his or her Retirement Date or as a result of the Participant’s long-term disability (as defined in the Company’s long-term disability plan for employees) or death, the Distributable Amount shall be paid to the Participant (and after his death to his or her Beneficiary) in a lump sum on his or her Payment Eligibility Date. Notwithstanding the foregoing, a Participant described in the preceding sentence may elect quarterly installments over two, five, 10 or 15 years beginning on the Participant’s Payment Eligibility Date, provided that his or her election is filed with the Committee at least one year prior to his or her Payment Eligibility Date. Notwithstanding this subsection, if the Participant’s Distributable Amount is $25,000 or less, the Distributable Amount shall automatically be distributed in the form of a cash lump sum on the

Participant’s Payment Eligibility Date. To the extent the Distributable Amount is paid in installments, the Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1(d) of the Plan and the installment amount shall be adjusted annually to reflect gains and losses until all amounts credited to his or her Account under the Plan have been distributed.

(b) Employment Termination Before Retirement Date. In the case of a Participant whose Payment Eligibility Date occurs for reasons other than a long-term disability, termination after attaining Retirement Age or death, the Distributable Amount shall be paid to the Participant in the form of a cash lump sum on the Participant’s Payment Eligibility Date.

(c) Life Insurance (if applicable). In the case of a Participant who dies while employed by the Company, the following benefits shall be provided:

(1) That portion of the death benefit of any life insurance policy purchased by the Company to insure the life of the Participant (the “Policy”) which is equal to the lesser of (i) the actual Policy death benefit or (ii) 15 times the Participant’s Deferral Base Amount shall be paid to Participant’s beneficiary under the Policy by the insurance company which issued the Policy. Any such Policy shall be subject to the conditions set forth in a “Split-Dollar Life Insurance Agreement” between the Participant and the Trustee, pursuant to which the Participant may designate a beneficiary with respect to the portion of the Policy proceeds described in the preceding sentence in the event the Participant dies prior to terminating employment with the Company. The Participant shall have the right to designate and change such beneficiary (which need not be his Beneficiary as determined under Section 1.2 hereof) at any time on a form provided by and filed with the insurance company, and the life insurance proceeds designated in this paragraph (1) shall be paid to such beneficiary.

The benefit payable pursuant to this paragraph (1) shall be paid only with respect to a Participant who is, at the time of death, deferring Compensation under the Plan. In addition, benefits shall be paid only if a Policy has been issued on the Participant’s life and is in force at the time of the Participant’s death and any such payment shall be subject to all conditions and exceptions set forth in the Policy. Death benefits payable pursuant to this paragraph shall be in addition to any other Company-sponsored life insurance benefits under any other Policy plan or program provided by the Company. Notwithstanding any provision of this Plan or any other document to the contrary, the Company shall not have any obligation to pay the Participant or his Beneficiary any amounts described in this Section 7.1(c). Any such amounts shall be payable solely from the proceeds of the Policy, and if no Policy is in force, no payment shall be made. Furthermore, the Company is not obligated to maintain any Policy, and no death benefit shall be payable hereunder if the Company has been notified by the Committee to discontinue the Policy for the Participant. In addition, no Policy shall be allocated to any Account.

(2) The Distributable Amount shall be paid to the Participant’s Beneficiary in a lump sum unless the Participant elected a quarterly distribution under Section 7.1(a), in which case the Participant’s Account shall continue to be credited with earnings pursuant to Section 4.1(d) of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(d) If the Participant is in pay status at the time of death, the Beneficiary shall be paid the remaining quarterly installments as they come due.

7.2 Early Distributions — Scheduled In-Service Withdrawals. Notwithstanding Section 7.1, a Participant may elect to receive all or a portion of his or her Accounts prior to terminating employment with the Company by filing an election (a “Payout Election”). A Participant may make a Payout Election during the Initial Election Period or on or before the December 15 in any Plan Year. The Payout Election shall be made on a form provided by the Committee and shall be subject to such terms and conditions as the Committee may specify. A Payout Election may not specify a date that is within two years beyond the end of the Plan Year in which the Payout Election is made and shall apply to all Compensation that is deferred by the Participant beginning (i) in the case of a Payout Election made during the Initial Election Period, with the first pay period after the Initial Election Period, and (ii) in the case of a Payout Election made other than during the Initial Election Period, with the pay period beginning after the following January 1, provided that the Participant may specify the Plan Years with respect to which deferred amounts will be distributed pursuant to a Payout Election. A Participant may either cancel or make a one-time deferral to a later date of a Payout Election at least one year prior to the scheduled Payout date by filing a new distribution election with the Committee, subject to such other terms and conditions as the Committee may establish. A Participant who has made a one-time deferral of a Payout Election may then cancel, but not further defer, a deferred Payout Election, by following the procedures in the preceding sentence. If a Participant cancels a Payout Election in accordance with this Section 7.2 the distribution of the Participant’s Distribute Amount that was subject to the cancelled Payout Election shall be governed by Sections 7.1, 7.3 and 7.4. Notwithstanding the foregoing in this Section, in the event the Participant’s employment with the Company terminates for any reason, the Participant’s Payout Election, if any, shall be disregarded, and the distribution of the Participant’s Distributable Amount shall be governed by Sections 7.1, 7.3 and 7.4.

7.3 Early Distributions — Withdrawal. Participants shall be permitted to withdraw amounts from their Accounts before termination of their employment with the Company or the scheduled payout date under their Payout Election, or, in the case of a Participant who terminated employment with the Company on or after his or her Retirement Date and elected payment of his or her Distributable Amount in quarterly installments, such Participant shall be permitted to withdraw amounts from his or her Account after the termination of employment with the Company (“Early Distributions”), subject to the following restrictions:

(a) The election to take an Early Distribution shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(b) The amount payable to a Participant in connection with an Early Distribution shall in all cases equal 90% of the amount requested by the Participant; provided, however, that the maximum amount payable to a Participant in connection with an Early Distribution shall be 90% of the Distributable Amount as of the end of the calendar month in which the Early Distribution election is made.

(c) The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

(d) If a Participant receives an Early Distribution, the remaining portion of the requested amount, as applicable (i.e., 10% of such amount), shall be permanently forfeited and the Company shall have no obligation to the Participant or his Beneficiary with respects to such forfeited amount.

(e) If a Participant receives an Early Distribution, the Participant shall be ineligible to Participate in the Plan for the balance of the Plan Year in which the Early Distribution occurs and the following Plan Year.

(f) A Participant shall be limited to a maximum of two Early Distributions during all of his or her periods of Plan Participation.

7.4 Unforeseeable Emergency. The Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of a Participant’s Account because of an Unforeseeable Emergency at any time. “Unforeseeable Emergency” shall mean an unforeseeable, severe financial condition resulting from (a) a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Section 152(a) of the Code); (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but which may not be relieved through other available resources of the Participant, as determined by the Committee in accordance with uniform rules adopted by it. Distribution pursuant to this subsection of less than the Participant’s entire interest in the Plan shall be made pro rata from his or her assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this subsection shall be made as soon as practicable after approval of such request by the Committee. Any withdrawal approved by the Committee under this subsection shall be limited to the amount necessary to meet the Unforeseeable Emergency.

7.5 Inability to Locate Participant. In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant’s Payment Eligibility Date, the amount allocated to the Participant’s Deferral Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VIII

ADMINISTRATION

8.1 Committee. A Committee shall be appointed by, and serve at the pleasure of, the Board. The number of members comprising the committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

8.2 Committee Action. The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent if filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.3 Powers and Duties of the Committee.

(a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with the terms, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(1) To select the funds or contracts to be the Funds in accordance with Section 3.3 hereof;

(2) To construe and interpret the terms and provisions of this Plan;

(3) To amend, modify, suspend or terminate the Plan in accordance with Section 9.4;

(4) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries and to direct the Trustee as to the distribution of Plan assets;

(5) To maintain all records that may be necessary for the administration of the Plan;

(6) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(7) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(8) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe.

8.4 Construction and Interpretation. The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

8.5 Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may reasonably require.

8.6 Compensation, Expenses and Indemnity.

(a) The members of the Committee shall serve without compensation for their services hereunder.

(b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7 Quarterly Statements. Under procedures established by the Committee, a Participant shall receive a statement, with respect to such Participant’s Account on a quarterly basis.

ARTICLE IX

MISCELLANEOUS

9.1 Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company. Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the Company’s intention that the Plan shall be treated as unfunded for tax purposes and for purposes of Title I of ERISA.

9.2 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant’s Account shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Account be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.3 Withholding. There shall be deducted from each payment made under the Plan all taxes which are required to be withheld by the Company in respect to such payment. The Company shall have the right to reduce any payment by the amount of cash sufficient to provide the amount of said taxes.

9.4 Amendment, Modification, Suspension or Termination. The Committee may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account, provided that a termination or suspension of the Plan or any Plan amendment or modification that will significantly increase costs to the Company shall be approved by the Board. In the event that this Plan is terminated, the disposition of the amounts credited to a Participant’s Deferral Account shall be at the sole discretion of the Committee.

9.5 Governing Law. This Plan shall be construed, governed and administered in accordance with ERISA and, to the extent that state law is not preempted by ERISA, the laws of the State of California.

9.6 Receipt or Release. Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.7 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

9.8 No Employment Rights. Neither participation in this Plan nor coverage under any Policy shall confer upon any person any right to be employed by the Company nor any other right not expressly provided hereunder, under the Policy or under the Split-Dollar Life Insurance Agreement executed in connection therewith.

9.9 Headings, etc. Not Part of Agreement. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this document to be executed by its duly authorized officer effective as of this 31st day of October, 2005.

LOGITECH INC.

By:	/s/ Guerrino De Luca
Name:	Guerrino De Luca
Title:	President & CEO